EXHIBIT 14

     CODE OF ETHICS AS ADOPTED PURSUANT TO SECTION 406 OF THE SARBANES-OXLEY
                                   ACT OF 2002

                            GOUVERNEUR BANCORP, INC.
                                 CODE OF ETHICS
                                       FOR
                         CHIEF EXECUTIVE OFFICER, CHIEF
                         FINANCIAL OFFICER AND TREASURER


This Code of Ethics for Chief Executive Officer ("CEO"), Chief Financial Officer ("CFO") and Treasurer has been adopted by Gouverneur Bancorp, Inc. and its subsidiary Gouverneur Savings and Loan Association (referred to collectively as the "Company") to promote (i) honest and ethical conduct; (ii) prompt, accurate and proper disclosure of financial information in the Company's periodic reports; (iii) compliance with applicable laws, rules, and regulations by the Company's senior officers who have financial responsibilities; and (iv) the prompt internal reporting of code violations.

Principles and Practices

         The CEO, CFO and Treasurer, and all others performing similar functions, shall adhere to and advocate the following principles governing their professional and ethical conduct in the fulfillment of their duties and responsibilities:

         (1) Maintain high standards of honest and ethical conduct and avoid any actual or apparent conflict of interest between personal and professional relationships.

         (2) Report to the Audit Committee of the Board of Directors any conflict of interest that may arise and any material transaction or relationship that reasonably could be expected to give rise to a conflict. A conflict of interest could arise through, but not limited to, the acceptance of gifts, payment, or services from those seeking to do business with the Company, or the placement of business with a firm owned or controlled by an officer, director or employee of the Company or his/her immediate family.

         (3) Provide, or cause to be provided, full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with or submits to the Securities and Exchange Commission, other applicable regulatory agencies and in other public communications.

         (4) Respect the confidentiality of information acquired in the course of the performance of his or her responsibilities except when authorized or otherwise legally obligated to disclose, and refrain from using such confidential information acquired in the course of the performance of his or her responsibilities for personal economic gain or advantage.

         (5) Comply with laws of federal, state and local governments applicable to the Company, and the rules and regulations of private and public regulatory agencies having jurisdiction over the Company.

         (6) Proactively promote ethical behavior among subordinates or peers.

         (7) Use corporate assets and resources employed or entrusted to him or her in a responsible manner. Do not use corporate information, corporate assets, corporate opportunities or one's position with the Company for personal economic gain or advantage.

         (8) Refrain from competing directly or indirectly with the Company.

         (9) Promptly report violations of this Code to the Audit Committee.

Waiver

         Any request for a waiver of any provision of this Code must be in writing and addressed to the Audit Committee. Any waiver of this Code will be disclosed promptly by any means approved by the Securities and Exchange Commission.

Compliance and Accountability

         The President and CEO, CFO and Treasurer, or any others performing similar functions, shall acknowledge and certify annually to the foregoing principles and practices and file a copy of such certification with the Audit Committee of the Board of Directors.

         The Audit Committee will assess compliance with this Code, report material violations to the Board of Directors, and recommend to the Board appropriate action. The Audit Committee will report to the Board of Directors at least once each year regarding the general effectiveness of this Code of Ethics, the Company's controls and reporting procedures and the Company's business conduct.